As filed with the U.S. Securities and Exchange Commission on December 10, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

COMPUGEN LTD.
(Exact name of registrant as specified in its charter)
Israel		N/A
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

Azrieli Center, 26 Harokmim Street, Building D Holon, 5885849 (Address of Principal Executive Offices)	Not Applicable (Zip Code)

Compugen USA, Inc.
95 Oyster Point Boulevard, Suite 307
South San Francisco, CA 94080
415-373-0556
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Compugen Ltd. 2021 Employee Share Purchase Plan

 (Full title of the plan)

Anat Cohen-Dayag, Ph.D.
President and Chief Executive Officer
Compugen Ltd.
Azrieli Center, 26 Harokmim Street, Building D
Holon, 5885849 Israel
Phone: +972-3-765-8585
Fax: +972-3-765-8555

 (Name, address, including Zip Code, and Telephone number, including area code, of agent for service)

Copies to:
Ari Krashin	Daniel I. Goldberg, Esq.	Eran Ben Dor
Compugen Ltd.	Cooley LLP	Compugen Ltd.
26 Harokmim Street Building D	55 Hudson Yards	26 Harokmim Street Building D
Holon, 5885849, Israel	New York, NY 10001-2157	Holon, 5885849, Israel
Tel: 972-3-765-8585	Tel: 212-479-6000	Tel: 972-3-765-8585
Fax: 972-3-765-8555	Fax: 212 479 6275	Fax: 972-3-765-8555

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐
____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, nominal (par) value NIS 0.01 per share	600,000	$12.28	(2)	$7,368,000	(2)	$803.85

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares nominal (par) value NIS 0.01 per share (the “Ordinary Shares”) that may become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares of the registrant.

(2)
Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per security and the proposed maximum aggregate offering price are based on the average of the high and low sale prices per share of the registrant’s Ordinary Shares as reported by The Nasdaq Global Market on December 8, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Item 1 and Item 2 of Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Compugen Ltd. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference and made a part hereof:

(i)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on February 24, 2020, as amended on February 27, 2020 (File No. 000-30902);

(ii)
The Registrant’s Reports of Foreign Private Issuer on Form 6-K, as filed with the Commission on January 9, 2020, February 20, 2020, March 9, 2020, March 11, 2020, March 12, 2020, March 13, 2020, March 17, 2020, April 6, 2020, April 15, 2020, April 27, 2020, May 6, 2020, May 27, 2020, June 1, 2020, July 30, 2020, August 5, 2020, September 8, 2020, September 17, 2020, and November 5, 2020 (File No. 000-30902); and

(iii)
The description of the Registrant’s Ordinary Shares in the Registrant’s Registration Statement on Form 8-A (File No. 000-30902) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 2, 2000, as amended in the Registrant’s Annual Report on Form 20-F/A, filed with the Commission on February 27, 2020 and including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Office Holders.

The Registrant’s Office Holders’ Insurance. The Registrant’s Amended and Restated Articles of Association (the “Articles”) provide that, subject to the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Registrant may enter into contracts to insure the liabilities of its Office Holders (as such term is defined in the Companies Law) for any liabilities or expenses incurred by or imposed upon them as a result of any act (or omission) carried out by them as the Registrant’s Office Holders, including with respect to any of the following:

•	a breach of duty of care to the Registrant or to another person;
•	a breach of duty of loyalty to the Registrant, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not prejudice the Registrant’s interests;
•	monetary liabilities or obligations imposed upon him or her in favor of another person;
•
a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable litigation expenses, including attorney’s fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law;

•
expenses incurred by the Office Holder in connection with a proceeding under Chapter G’1, of the Israeli Restrictive Trade Practices Law, 1988 (the “Restrictive Trade Law”), including reasonable litigation expenses, including attorney’s fees.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, the Registrant’s Office Holders, must be approved by the Registrant’s Compensation Committee and Board of Directors and, with respect to an Office Holder who is the CEO or a director, also by the Registrant’s shareholders. However, according to regulations promulgated under the Companies Law, shareholders and Board approvals for the procurement of such insurance are not required if the insurance policy is approved by the Registrant’s Compensation Committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by the Registrant’s shareholders and set forth in its Compensation Policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on the Company’s profitability, assets or obligations.

In accordance with the Registrant’s Amended and Restated Compensation Policy, approved by the Registrant’s shareholders at the Annual General Meeting of the Registrant’s shareholders held on September 16, 2020, the Registrant is entitled to hold directors’ and officers’ liability insurance policy for the benefit of its Office Holders with insurance coverage of up to $100 million and with such annual premium reflecting market terms and not having a substantial effect on the Registrant’s profitability, assets or obligations.

The Registrant’s Office Holders’ Indemnification. The Articles provide that, subject to the provisions of the Companies Law, the Registrant may indemnify any of its Office Holders for all liabilities and expenses incurred by them arising from or as a result of any act (or omission) carried out by them as Office Holders of the Registrant, including as follows:

•
for any monetary liabilities or obligations imposed on the Registrant’s Office Holder in favor of another person pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;

•
for any payments which the Registrant’s Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable litigation expenses, including attorney’s fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law;

•
for reasonable litigation expenses, including attorney’s fees, incurred by the Office Holder in consequence of an investigation or proceeding instituted against the Office Holder by an authority that is authorized to conduct such investigation or proceeding, and which was concluded without filing of an indictment against the Office Holder and without imposing on the Office Holder a financial obligation in lieu of criminal proceedings, or which was concluded without filing of an indictment against the Office Holder but with imposing on such Office Holder a financial obligation in lieu of criminal proceedings in respect of an offense that does not require proof of criminal intent or in connection with a financial sanction;  For the purposes hereof: (i) “a proceeding that concluded without filing an indictment in a matter in respect of which an investigation was conducted”; and (ii) “financial obligation in lieu of a criminal proceeding”, shall have the meanings specified in Section 260(a)(1A) of the Companies Law;

•
for reasonable litigation expenses, including attorney’s fees, incurred by the Office Holder or which the Office Holder is ordered to pay by a court, in a proceeding filed against the Office Holder by the Registrant or on its behalf or by another person, or in a criminal action of which the Office Holder is acquitted, or in a criminal action in which the Office Holder is convicted of an offense that does not require proof of criminal intent;

•
for expenses incurred by the Registrant’s Office Holder in connection with a proceeding under Chapter G’1, of the Restrictive Trade Law, including reasonable litigation expenses, including attorney’s fees;

•	for any other liability, obligation or expense indemnifiable or which the Registrant’s Officer Holders may from time to time be indemnifiable by law.

The Registrant may undertake to indemnify an Office Holder as mentioned above: (a) prospectively, provided that with respect of the first act (financial liability) the undertaking is limited to events which in the opinion of the board of directors are foreseeable in light of the Registrant’s actual operations when the undertaking to indemnify is given, and to an amount or criteria set by the board of directors as reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify, and (b) retroactively.

Indemnification letters, covering indemnification of those liabilities discussed above, were granted to each of the Registrant’s present Office Holders. Hence, the Registrant undertook to indemnify its Office Holders to the fullest extent permitted under the Companies Law.

The Registrant’s Office Holder’s Exemption. The Articles provide that, subject to the provisions of the Companies Law, the Registrant may exempt and release its Office Holders, including in advance, from all or part of such Office Holders’ liability for monetary or other damages due to a breach of their duty of care to the Registrant. The Registrant’s directors are released and exempt from all liability as aforesaid to the fullest extent permitted by law with respect to any such breach, which has been or may be committed.

Limitations on Insurance, Indemnification and Exemption. The Companies Law provides that a company may not insure, exempt or indemnify an Office Holder for any breach of his or her liability arising from any of the following:

•
a breach by the Office Holder of his or her duty of loyalty, except that the company may enter into an insurance contract or indemnify an Office Holder if the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the Office Holder of his or her duty of care if such breach was intentional or reckless, but unless such breach was solely negligent;
•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine, civil fine, financial sanction or monetary settlement in lieu of criminal proceedings imposed on such Office Holder.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as a part of this Registration Statement which are incorporated herein:

EXHIBIT NO.	EXHIBIT
1.1
Articles of Association of Compugen, as amended (incorporated by reference to Annex A3 of Exhibit 99.4 to Compugen’s report on Form 6-K filed with the SEC on August 5, 2019 (File No. 000-30902) and incorporated herein by reference).

1.2
Memorandum of Association of Compugen, as amended (incorporated by reference to Annex A2 of Exhibit 99.4 to Compugen’s report on Form 6-K filed with the SEC on August 5, 2019 (File No. 000-30902) and incorporated herein by reference).

5.1	Opinion of Shibolet & Co., Law Firm
10.1	Compugen Ltd. 2021 Employee Share Purchase Plan.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission  such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Holon, State of Israel, on December 10, 2020.

Compugen Ltd. By: /s/ Anat Cohen-Dayag, Ph.D. Anat Cohen-Dayag, Ph.D. Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Anat Cohen-Dayag, Ph.D., Ari Krashin and Eran Ben Dor, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Compugen Ltd. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any or each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Anat Cohen-Dayag, Ph.D. Anat Cohen-Dayag, Ph.D.	Chief Executive Officer and President and Director (principal executive officer)	December 10, 2020

/s/ Ari Krashin Mr. Ari Krashin	Chief Financial Officer (principal financial and accounting officer)	December 10, 2020

/s/ Paul Sekhri Mr. Paul Sekhri	Chairman of the Board	December 10, 2020

/s/ Sandy Zweifach Mr. Sandy Zweifach	Director	December 10, 2020

/s/ Jean-Pierre Bizzari Dr. Jean-Pierre Bizzari	Director	December 10, 2020

/s/ Eran Perry Mr. Eran Perry	Director	December 10, 2020

/s/ Gilead Halevy Mr. Gilead Halevy	Director	December 10, 2020

/s/ Kinneret Linvat Savitzky Dr. Kinneret Livnat Savitzky	Director	December 10, 2020

Compugen USA, Inc. By: /s/ Julia Decker Name: Julia Decker Title: Treasurer and Director of Finance of Compugen USA, Inc.	Authorized U.S. Representative	December 10, 2020